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                                                                       EXHIBIT 3

                           CERTIFICATE OF AMENDMENT

                                      TO

                         CERTIFICATE OF INCORPORATION

                                      OF

                                MGM GRAND, INC.


     MGM Grand, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:

     That pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the corporation's Certificate of Incorporation as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that it is advisable to amend the Certificate of Incorporation and that the Corporation's Certificate of Incorporation be amended to add a new
Article 12 and a new Article 13 as follows:

               "12. (A). Except as is otherwise expressly provided in instruments containing the terms of the Corporation's securities, which instruments have been approved by the New Jersey Casino Control Commission (hereinafter "Commission"), if and when the Corporation shall become, and so long as the Corporation shall remain, a publicly traded holding company as defined in the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq. (hereinafter "Act"), in
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          accordance with Section 82d(7) and (9) of the Act, all securities of the Corporation shall be held subject to the condition that if a holder thereof is disqualified by the Commission pursuant to the Act ("Disqualified Holder"), such Disqualified Holder shall dispose of his interest in the Corporation's securities within 120 days or such other time period required by the Commission following the Corporation's receipt of notice (the "Notice Date") of such Disqualified Holder. Promptly following the Notice Date, the Corporation

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          shall personally deliver a copy of such written notice to the
          Disqualified Holder, mail it to such Disqualified Holder at the address shown on the Corporation's books and records, or use any other reasonable means of delivering a copy of such written notice to the Disqualified Holder. Failure of the Corporation to provide notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article
          12. Failure of the Corporation to exercise its rights under this
          Article 12 shall not preclude the Corporation from exercising its rights under Article 13.

               (B). A Disqualified Holder shall reimburse the Corporation for all expenses incurred by the Corporation in performing its obligations and exercising its right under this Article 12 or Article 13.

               13. So long as the Corporation holds (directly or indirectly) a license or franchise from a governmental agency to conduct its business, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications, any and all shares of the Corporation's stock shall be subject to redemption by the Corporation, at its sole option and in its sole discretion, to the extent necessary to prevent the loss of such license or franchise or to reinstate it.

          Any shares of the Corporation's stock redeemable pursuant to this
          Article 13 may be called for redemption immediately for cash, property or rights, including securities of the Corporation or another corporation, on not less than five (5) days notice to the holder(s) thereof at a redemption price equal to the average closing price of such stock on a national securities exchange for the 45 trading days immediately preceding the date of the redemption notice; or if such stock is not so traded, then the average of the high and low closing bid price of the stock as quoted by the National Association of Securities Dealers Automated Quotation system for such 45 trading day period; or if such stock is not so quoted, the redemption price shall be determined in good faith by the Corporation's Board of Directors."

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     SECOND:

     That thereafter, the annual meeting of stockholders of the Corporation was duly called and held on May 6, 1997, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


     THIRD:

     That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.




     IN WITNESS WHEREOF, MGM Grand, Inc. has caused this certificate to be signed by Scott Langsner, its Secretary/Treasurer, this 17th day of July, 1997.


                                          MGM GRAND, INC.


                                          By: /s/ Scott Langsner
                                              ----------------------
                                              Scott Langsner
                                              Secretary/Treasurer

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